Exhibit 5.1

October 18, 2012

Lexicon Pharmaceuticals, Inc.

8800 Technology Forest Place

The Woodlands, Texas 77381

Ladies and Gentlemen:

We have acted as counsel for Lexicon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the preparation of the prospectus dated November 7, 2011 (the “Prospectus”) and the prospectus supplement dated October 18, 2012 (the “Prospectus Supplement”) with respect to the Registration Statement on Form S-3 (Registration No. 333-171953) (the “Prior Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and the Company’s Registration Statement on Form S-3 (Registration Statement No. 333-184467) (the “Registration Statement”) filed by the Company with the Commission pursuant to Rule 462(b) under the Securities Act, all relating to the issuance and sale of up to 17,500,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”). The Shares are being offered, issued and sold pursuant to an Underwriting Agreement, dated October 18, 2012, by and among the Company and the several underwriters named therein (the “Underwriting Agreement”).

In our capacity as your counsel for the matters referred to above, we have examined (i) the Prior Registration Statement; (ii) the Prospectus; (iii) the Prospectus Supplement; (iv) the Registration Statement, (v) the Company’s Amended and Restated Certificate of Incorporation and Second Amended and Restated Bylaws; (v) the Underwriting Agreement; (vi) resolutions of the Board of Directors of the Company and the pricing committee thereof; and (vii) such statutes, corporate records, documents, certificates of public officials and other instruments and documents as we deemed necessary or advisable for purposes of this opinion. In giving such opinions, we have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates. In making our examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to an original authentic document of all documents submitted to us as copies.

In connection with this opinion, we have assumed that the Shares will be issued and sold in the manner set forth in the Prospectus Supplement and the Underwriting Agreement.

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Shanghai Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

October 18, 2012 Page 2

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited in all respects to the federal laws of the United States, Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware and the United States, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to references to this firm under the caption “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to a Current Report on Form 8-K of the Company. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.